EXHIBIT 11

                         J. BAKER, INC. AND SUBSIDIARIES
          Computation of Primary and Fully Diluted Earnings Per Share*
                                   (Unaudited)

                                                                        Quarter Ended                     Nine Months Ended
                                                                November 1,        November 2,       November 1,      November 2,
                                                                     1997               1996              1997             1996
                                                                   --------           --------          --------         ------

PRIMARY:

Net Earnings (Loss)                                           $ (1,382,693)          1,418,363       $   790,426      $ 3,729,645
                                                             =============         ===========      ============      ============


Weighted average number of common
     shares outstanding                                         13,918,898         13,892,318         13,908,267       13,885,926
                                                               ===========         ==========        ===========       ==========


Earnings (Loss) Per Share                                          $(0.099)            $ 0.102            $0.057          $ 0.269
                                                              ============        ============       ===========     ============


ASSUMING FULL DILUTION:

Net Earnings (Loss)                                            $(1,382,693)        $ 1,418,363       $   790,426     $  3,729,645
                                                              =============       ============      ============     ============

Weighted average number of common
    shares outstanding                                          13,918,898         13,892,318         13,908,267       13,885,926

Dilutive effect of outstanding stock options                        53,912              6,386              40,100          14,084
Dilutive effect of convertible subordinated debt(1)                      -                  -                  -                -
                                                             -------------      -------------     --------------      -----------
Weighted average number of common
    shares as adjusted                                          13,972,810          13,898,704        13,948,367       13,900,010
                                                               ===========         ===========       ===========      ===========
Earnings (Loss) Per Share                                         $(0.099)             $ 0.102            $0.057          $ 0.268
                                                               ==========          ===========       ===========      ============





(1)The common stock issuable under the convertible subordinated debt was not included in the calculations of fully diluted earnings per share because it would be antidilutive.

* This calculation is submitted in accordance with Item 601(b)(11) of Regulation S-K.